Exhibit 99.1

ACRES COMMERCIAL REALTY CORP.

REPORTS RESULTS FOR

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

Uniondale, NY, November 4, 2021 – ACRES Commercial Realty Corp. (NYSE: ACR) (“ACR” or the “Company”), a real estate investment trust that is primarily focused on originating, holding and managing commercial real estate mortgage loans and other commercial real estate-related debt investments, today reported results for the three and nine months ended September 30, 2021. ACR’s GAAP net loss allocable to common shares was $9.8 million, or $(1.03) per share-diluted, and GAAP net income allocable to common shares was $10.7 million, or $1.09 per share-diluted, during the three and nine months ended September 30, 2021, respectively.

The results for the three months ended September 30, 2021 included $9.0 million of non-recurring extinguishment losses on financing transactions and $1.3 million of additional dividend expenses in connection with a full quarter’s accrual of dividends on the 7.875% Series D Cumulative Redeemable Preferred Stock, which was issued in the second quarter of 2021. The extinguishment losses comprised $7.8 million of losses on the full redemption of the 12.00% senior unsecured notes due 2027 and $1.2 million of losses on the partial repurchase of the 4.50% convertible senior notes due 2022.

“With $468 million of commercial real estate loan originations in the third quarter, we exceeded $1 billion of originations in the first nine months of 2021” stated ACR’s Chief Executive Officer and President Mark Fogel. “We continue to seek and generate new financing sources to optimize our cost of capital and expand our commercial real estate loan pipeline. Our capital transactions in the third quarter, including a new issuance of senior unsecured notes, netted us $44 million of additional principal and reduced the weighted average interest rate across our corporate debt by 88 basis points quarter over quarter. We expect to continue to build on the momentum in our commercial real estate loan origination business as we seek to grow earnings and book value over time.”

ACR issued a full, detailed presentation of its results for the three and nine months ended September 30, 2021, which can be viewed at www.acresreit.com.

Earnings Call Details

ACR will host a live conference call on November 4, 2021 at 5:00 p.m. Eastern Time to discuss its third quarter 2021 operating results. The conference call can be accessed by dialing 1-800-920-2968 (U.S. domestic) or 1-212-231-2908 (International) with the passcode 21998549 or from the investor relations section of the Company’s website at www.acresreit.com. For those unable to listen to the live conference call, a replay will be available on the Company’s website and telephonically through November 18, 2021 by dialing 1-844-512-2921 (U.S. domestic) or 1-412-317-6671 (International), passcode 21998549.

About ACRES Commercial Realty Corp.

ACRES Commercial Realty Corp. is a real estate investment trust that is primarily focused on originating, holding and managing commercial real estate mortgage loans and other commercial real estate-related debt investments. The Company is externally managed by ACRES Capital, LLC, a subsidiary of ACRES Capital Corp., a private commercial real estate lender exclusively dedicated to nationwide middle market commercial real estate lending with a focus on multifamily, student housing, hospitality, industrial and office property in top U.S. markets. For more information, please visit the Company’s website at www.acresreit.com or contact investor relations at IR@acresreit.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “continue,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “look forward” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission, including, without limitation, factors impacting whether we will be able to maintain our sources of liquidity and whether we will be able to identify sufficient suitable investments to increase our originations. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.